AMERICAN SELECT FUNDS

                              MANAGEMENT AGREEMENT


      Agreement made as of this _____ day of _______________, 1999 between the American Select Funds, a Massachusetts business trust (the "Select Trust"), and AMR Investment Services, Inc. (the "Manager"), a Delaware corporation.

      WHEREAS, the Select Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company consisting of one or more series (Funds) of shares, each having its own investment policies; and

      WHEREAS, the Manager is an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Select Trust desires to retain the Manager as investment adviser and administrator to furnish administrative, investment advisory and portfolio management services to the Select Trust with respect to such portfolios as the Select Trust and the Manager shall agree upon from time to time (collectively, the "Funds"), and the Manager is willing to furnish such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. APPOINTMENT. The Select Trust hereby appoints the Manager as investment adviser and administrator of the Select Trust and each Fund listed on Schedule A of this Agreement (as such schedule may be amended from time to time) for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth. In the performance of its duties, the Manager will act in the best interests of the Select Trust and each Fund and will comply with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Select Trust's Declaration of Trust, By-Laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) relevant undertakings to state securities regulators which have been provided to the Manager, (e) the stated investment objective, policies and restrictions of each applicable Fund, and (f) such other guidelines as the Board of Trustees of the Select Trust ("Board of Trustees") reasonably may establish.

      2.    DUTIES AS INVESTMENT ADVISER.
            -----------------------------

      (a) Subject to the supervision of the Board of Trustees, the Manager will provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments and cash equivalents in each Fund. The Manager will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. The Manager will exercise full discretion and act for each Fund in the

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same  manner  and with the same force and  effect as such Fund  itself  might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

      (b) The Manager will place orders pursuant to its investment determinations for each Fund either directly with the issuer or through other broker-dealers ("brokers"). In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Funds, the Manager shall use its best efforts to obtain for the Funds the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Manager, bearing in mind the Select Trust's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Board of Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Select Trust and to other clients of the Manager as to which the Manager exercises investment discretion. The Select Trust agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Select Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Select Trust hereby consents to the retention of compensation for such transactions.

      (c) The Manager will provide the Board of Trustees on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Manager.

      (d) Any of the foregoing functions with respect to any or all Funds may be delegated by the Manager, at the Manager's expense, to one or more appropriate parties, including an affiliated party ("Advisers"), subject to such approval by



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the Board of Trustees and  shareholders of each affected Fund as may be required by the 1940 Act. In connection with any such delegation, the Manager shall:

      (i) oversee the performance of delegated functions by any Adviser and furnish the Select Trust with quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties;

      (ii) allocate the portion of each Fund's assets to be managed by an Adviser and coordinate the investment activities of the Advisers;

      (iii) if appropriate, recommend changes in Advisers or the addition of Advisers, subject to the necessary approvals under the 1940 Act; and

      (iv) be responsible for compensating the Advisers in the manner specified in its advisory agreements with the Advisers.


      3. DUTIES AS ADMINISTRATOR. The Manager will assist in administering the affairs of the Select Trust subject to the supervision of the Board of Trustees and the following understandings:

      (a) The Manager will supervise all aspects of the operations of the Select Trust except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the Select Trust's affairs.

      (b) The Manager will investigate and, with appropriate approval of the Board of Trustees, select necessary service companies to conduct certain operations of the Select Trust, including the Select Trust's custodian, transfer agent, dividend disbursing agent, distributor, independent public accountant and attorney.

      (c) The Manager will provide the Select Trust with such administrative and clerical services as are deemed necessary or advisable by the Board of Trustees, including the maintenance of certain books and records of the Select Trust and each Fund which are not maintained by the Select Trust's custodian or any Adviser.

      (d) The Manager will arrange, but not pay, for the periodic updating of prospectuses and statements of additional information and supplements thereto, proxy material, tax returns and reports to shareholders and the Securities and Exchange Commission.


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      (e) The  Manager  will  provide the Select  Trust with,  or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

      (f) The Manager will hold itself available to respond to shareholder inquiries.

      (g) Any of the foregoing functions with respect to any or all Funds may be delegated by the Manager, at the Manager's expense, to another appropriate party (including an affiliated party), subject to such approval by the Board of Trustees. The Manager shall oversee the performance of delegated functions by any such party and shall furnish to the Select Trust with quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties.

      4. SERVICES NOT EXCLUSIVE. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

      5. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Select Trust are the property of the Select Trust and further agrees to surrender promptly to the Select Trust any of such records upon the Select Trust's request. The Manager further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

      6. EXPENSES. During the term of this Agreement, the Select Trust will bear all expenses not specifically assumed by the Manager incurred in its operations and the offering of its shares. Expenses borne by the Select Trust will include, but not be limited to, the following (or each Fund's proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Select Trust or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Select Trust by the Manager;
(c) expenses of organizing the Select Trust and the Funds; (d) filing fees and expenses relating to the registration and qualification of the Select Trust's shares and the Select Trust under federal or state securities laws and maintaining such registrations and qualifications; (e) distribution fees, if any; (f) fees and salaries payable to the members of the Board of Trustees and officers who are not officers or employees of the Manager or interested persons (as defined in the 1940 Act) of any investment adviser or distributor of the Select Trust; (g) taxes (including any income or franchise taxes) and governmental fees; (h) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (i) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Select Trust for violation of any law; (j) legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees;
(k) charges of custodians, transfer agents and other agents; (l) costs of preparing share certificates; (m) expenses of setting in type and printing



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Prospectuses  and  supplements  thereto for existing  shareholders,  reports and statements to shareholders and proxy material; (n) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Select Trust; and
(o) fees and other expenses incurred in connection with membership in investment company organizations.

      The Select Trust may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, the Select Trust may reduce the fee payable to the Manager pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to the Manager on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

      In addition, if the expenses borne by the Select Trust or any Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, the Manager will reimburse the Select Trust or Fund for any excess up to the amount of the fee payable to it during that fiscal year pursuant to paragraph 7 hereof.

      7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, the Select Trust will pay the Manager, effective from the date of this Agreement, a fee which is computed daily and paid monthly from each Fund's assets at the annual rates as percentages of that Fund's average daily net assets under Manager's management as set forth in the attached Schedule A, which schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Fund from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act. To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, only that portion of the fee attributable to that Fund as specified in Schedule A attached hereto shall be paid for the period that such Fund's assets are so invested. If this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

      8. LIMITATION OF LIABILITY OF THE MANAGER. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Select Trust or any Fund in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, trustee, employee or agent of the Select Trust shall be deemed, when rendering services to the Select Trust or acting in any business of



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


the Select Trust, to be rendering such services to or acting solely for the Select Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it.

      9. DURATION AND TERMINATION. This Agreement shall become effective upon its execution; provided that, with respect to any Fund now existing or hereafter created, this agreement shall not take effect unless it first has been approved by a vote of the majority of those trustees of the Select Trust who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and by vote of a majority of that Fund's outstanding voting securities. This Agreement shall remain in full force and effect continuously thereafter until terminated without the payment of any penalty by any one of the following:

      (a) By vote of a majority of its trustees, or by the affirmative vote of a majority of the outstanding Shares of such Fund, the Select Trust may at any time terminate this Agreement with respect to any or all Funds by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager at its principal offices.

      (b) With respect to any Fund, if (i) the trustees or the shareholders of that Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the trustees who are not interested persons of the Select Trust or of the Manager or of any Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder with respect to that Fund.

      (c) The Manager may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid to the Select Trust.

      (d) This Agreement automatically and immediately will terminate in the event of its assignment.

      10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement with respect to any Fund shall be effective until approved by vote of the holders of a majority of that Fund's outstanding voting securities.



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      11.  NAME OF SELECT  TRUST.  The Select  Trust may use the name  "American
Select" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Select Trust will (to the extent that it lawfully can) cease to use any name derived from American Select Funds, or AMR Investment Services, Inc., or any successor organization.

      12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

      13. DEFINITIONS. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person," and "assignment" shall have the same meanings as such terms have in the 1940 Act.

      14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      15. NOTICE. Notice hereby is given that the Select Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and the Declaration of Trust and this Agreement are executed by the Select Trust's Trustees and/or officers in their capacities as Trustees and/or officers, and the obligations of the Declaration of Trust and this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of Select Trust.

      16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                             AMERICAN SELECT FUNDS


By: ________________________  By: ______________________________






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Attest:                             AMR INVESTMENT SERVICES, INC.



By: ________________________  By: ______________________________






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                                  SCHEDULE A
                      TO THE MANAGEMENT AGREEMENT BETWEEN
                         AMR INVESTMENT SERVICES, INC.
                                    AND THE
                             AMERICAN SELECT FUNDS

      As compensation pursuant to section 7 of the Management Agreement between AMR Investment Services, Inc. (the "Manager") and American Select Funds (the "Select Trust"), the Select Trust shall pay to the Manager a fee, computed daily and paid monthly, at the annual rate of 0.10% of the net assets of the Cash Reserve Fund, based on the Fund's average daily net assets.

      To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the Select Trust shall not pay the Manager a Management Fee.



DATED: ______________         , 1999